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                                    EXHIBIT C

                                   TRANSLATION
                             Non-selling Undertaking

________________________(Name)___________________________(PLZ, Wohnort)
________________________(Vorname)________________________(Land)
________________________(Strasse)________________________(Telefon/Telefax)

have ___ shares in QS Communications AG, Cologne.

I hereby undertake provided that the shares of QS Communications AG are accepted to the "Neuer Markt" until December 31st, 2000, in compliance with the relevant stipulations of the German Stock Corporation Act, within the period of 6 months from the date of the listing at the "Neuer Markt", not to offer, sell, any shares publicly or in any other way directly or indirectly or to take any other actions which could be regarded as equal to an offering.

In the event of a violation  of  the  aforementioned  undertaking

1. I hereby undertake to pay a contractual penalty in favour of the "Deutsche Borse AG" in the amount of the difference between the issued price and the sale proceeds or the equivalent profit. Should the sale proceeds be less than the issued price, I undertake to pay the difference between the sale proceeds and the price that I have paid for the acquisition of the shares as a penalty. The "Deutsche Borse AG" will use the amount for the development of the "Neuer Markt";

2. I hereby waive any rights in relation to the deposit bank for execution of the share transfer and for delivery of the shares. I am aware of the fact that in the event of a violation of the aforementioned undertaking, the delivery may be denied and I could be subject to a claim for damages in relation to the purchasing party.

I hereby expressly agree with the aforementioned stipulations.

16 April 2000
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(Date)                                (Signature)
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